Exhibit 3.1.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FIRST CONSULTING GROUP, INC. “, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2007, AT 1:08 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

	[SEAL]	/s/ Harriet Smith Windsor
		Harriet Smith Windsor, Secretary of State
2825672 8100		AUTHENTICATION:	5752270

070698701		DATE:	06-12-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:08 PM 06/12/2007
FILED 01:08 PM 06/12/2007
SRV 070698701 - 2825672 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FIRST CONSULTING GROUP, INC.

First Consulting Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                          The Certificate of Incorporation of the Corporation is hereby amended as follows:

(a)                      Sub-section (A)3 of Article V of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

3.                           Subject to the rights of the holders of any Series of Preferred Stock to elect additional directors under specified circumstances, at each annual meeting of stockholders of the Corporation commencing at the annual meeting of stockholders held in 2008, all directors shall be elected for a one (1) year term expiring at the next succeeding annual meeting of stockholders, by such stockholders having the right to vote on such election. The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b)                     Sub-section (A)4 of Article V of the Certificate of Incorporation shall be deleted in its entirety, and current sub-section (A)5 of Article V of the Certificate of Incorporation shall be renumbered accordingly.

2.                          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 7th day of June, 2007.

FIRST CONSULTING GROUP, INC.

By:	/s/ Michael A. Zuercher
Michael A. Zuercher Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary